Results of a Special Meeting of Shareholders

On January 12, 2007, a Special Meeting of Shareholders was held to vote on various proposals recently approved by the Fund's Director's (the "Board Members"). The following tables provide the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the following proposals: (1) Regroup and Reorganize Funds (3) Revise Fundamental Investment Policies.

Proposal 1: Regroup and Reorganize Funds

  				                                 Broker
Item Voted On   Votes For Authority    Withheld   Abstentions  Non-Votes
Regroup and
Reorganize Funds  5,196,971.114     109,485.709   142,850.386 272,883.000


Proposal 2: Revise Fundamental Investment Policies

Items 	   						        Broker
Voted On          Votes For    Authority Withheld  Abstentions  Non-Votes
Borrowing
     Money	5,165,689.630	142,605.542	141,012.037	272,883.000
Underwriting	5,176,908.399	133,667.811	138,730.999	272,883.000
Lending	        5,180,064.197	126,249.159	142,993.853	272,883.000
Issuing Senior
    Securities	5,185,370.117	126,438.544	137,498.548	272,883.000
Real Estate	5,189,895.823	119,269.268	140,142.118	272,883.000
Commodities	5,168,513.999	138,737.374	142,055.836	272,883.000
Concentration	5,187,632.368	120,653.500	141,021.341	272,883.000
Diversification	5,174,173.773	136,536.750	138,596.686	272,883.000